FOR IMMEDIATE RELEASE	Exhibit 99.1

NATALIA SHUMAN JOINS METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio – August 3, 2026 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Natalia Shuman has been appointed to its Board of Directors effective August 3, 2026.

Ms. Shuman has served as President and Chief Executive Officer of MISTRAS Group, a global leader in technology-enabled industrial asset integrity solutions, since January 2025 and is a member of its Board of Directors. Prior to joining MISTRAS, she was Executive Vice President and a member of the Group Operating Council of Eurofins Scientific, a leading global provider of analytical laboratory testing services. Previously, she served as Chief Executive Officer of Bureau Veritas North America from 2017 to 2021, following more than two decades in leadership roles at Kelly Services.

Roland Diggelmann, Chair of the Board, stated, “Natalia is a very accomplished business leader and brings over two decades of experience leading global organizations providing testing, inspection, and certification services for industrial, biopharma, and food companies, which are important markets for METTLER TOLEDO. Her perspectives on technology and digital enablement in service will also be highly valuable. We welcome Natalia and look forward to her contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.